Exhibit (a)(1)(D)

Offer to Purchase for Cash
by

Moatable, Inc.

of

Up to 5,000,000 of its American Depositary Shares

At a Purchase Price of $3.00 per American Depositary Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON
SEPTEMBER 30, 2025, UNLESS THE OFFER IS EXTENDED OR TERMINATED
(SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

NO GUARANTEED DELIVERY

The Information Agent for the Tender Offer is:

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

Call Toll-Free Within the United States: (866) 585-6991

From Outside of the United States: (518) 861-3759

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 3, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) in connection with the offer by Moatable, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company,” or “Moatable,”), to purchase up to 5,000,000 American Depositary Shares (the “ADSs”) of the Company, each representing 45 Class A ordinary shares, par value $0.001 per share (“Class A Ordinary Shares”), at a price of $3.00 per ADS (the “Purchase Price”) net to the seller in cash, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer (as defined below) that will be paid to Citibank, N.A., the Company’s ADS depositary, less any applicable withholding taxes, and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, the Letter of Transmittal and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase, the Letter of Transmittal and other related materials.

Upon the terms and subject to the conditions of the Offer, if 5,000,000 ADSs or less are properly tendered and not properly withdrawn prior to the Expiration Time, the Company will purchase all ADSs properly tendered and not properly withdrawn. ADSs acquired, if any, in the Offer will be acquired at the Purchase Price. Only ADSs properly tendered and not properly withdrawn will be purchased. However, because of proration and the “odd lot” priority and provisions described in the Offer to Purchase, the Company may not purchase all of the ADSs tendered if more than 5,000,000 ADSs are properly tendered and not properly withdrawn. ADSs not purchased in the Offer will be returned to the tendering securityholders as promptly as practicable after the Expiration Time.

The Company expressly reserves the right, in its sole discretion, to change the Purchase Price and to increase or decrease the number of ADSs sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, if more than 5,000,000 ADSs are properly tendered in the Offer and not properly withdrawn, the Company may increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without extending the Offer. However, if the Company purchases an additional number of ADSs in excess of 2% of the outstanding ADSs, the Company will amend and extend the Offer to the extent required by applicable law.

The conditions to the Offer are described in Section 6 of the Offer to Purchase. The Offer is not conditioned on any minimum number of ADSs being tendered.

As of August 27, 2025, Mr. Joseph Chen, our Chairman and Chief Executive Officer, beneficially owns 4,891,021 Class A Ordinary Shares, 268,726,545 Class A Ordinary Shares represented by 5,971,701 ADSs and 170,258,970 Class B ordinary shares, par value $0.001 per share (“Class B Ordinary Shares”), which represents all of the Company’s outstanding Class B Ordinary Shares. Mr. Chen has informed the Company that he does not intend to participate in the Offer. The Company’s other directors and executive officers are entitled to participate in the Offer on the same basis as all other securityholders and certain of the Company’s directors and executive officers may tender ADSs in the Offer. The equity ownership of the Company’s directors and executive officers who do not tender their ADSs in the Offer, including Mr. Chen, will proportionally increase as a percentage of the Company’s outstanding ordinary shares following the consummation of the Offer. If the Offer is fully subscribed, Mr. Chen will beneficially own approximately 80.1% of the Company’s outstanding Class A Ordinary Shares and all of the Company’s outstanding Class B Ordinary Shares, which would collectively represent 96.7% of the combined voting power immediately after the Offer.

As of August 27, 2025, the Company’s Class A Ordinary Shares and ADSs were held of record by approximately 147 persons. Because the Company’s Class A Ordinary Shares and ADSs are currently held by less than 300 persons, the Company is eligible to voluntarily suspend its reporting obligations prior to the Offer and will continue to be eligible for suspension of its reporting obligations immediately after the completion of the Offer. The Company is currently considering, and may decide, to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, following the completion of the Offer. As a result, if the Company decides to suspend its reporting obligations with the SEC, the Company would no longer file periodic reports with the SEC, including, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, the Company would no longer be subject to the SEC’s requirements to file proxy statements on Schedule 14A or Section 16 ownership reports.

We or our nominees are the holder of record of ADSs held for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account.

We request instructions as to whether you wish us to tender any or all of the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal. The conditions to the Offer are described in Section 6 of the Offer to Purchase. The Offer is not conditioned on any minimum number of ADSs being tendered.

Please carefully note the following:

1.             Upon the terms and subject to the conditions of the Offer, if more than 5,000,000 ADSs, or such greater number of ADSs as the Company may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, the Company will purchase properly tendered and not properly withdrawn ADSs in the following order of priority:

•	First, all ADSs owned in “odd lots” (less than 100 ADSs), all of which have been properly tendered and not properly withdrawn prior to the Expiration Time.

•	Second, all other tendered ADSs that have been properly tendered and not properly withdrawn prior to the Expiration Time on a pro rata basis with appropriate adjustments to avoid purchases of fractional ADSs, as described below. Such proration will apply to all securityholders without priority. If proration of tendered ADSs is required, we will determine the proration factor as promptly as practicable following the Expiration Time. Subject to adjustment to avoid the purchase of fractional ADSs, proration for each beneficial owner tendering ADSs will be based on the ratio of the number of ADSs properly tendered and not properly withdrawn by the beneficial owner to the total number of ADSs properly tendered and not properly withdrawn by all securityholders.

2.             You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your ADSs will be purchased in the event of proration.

3.             If you are an Odd Lot Holder (as such term is defined in the Offer to Purchase) and you instruct us to tender on your behalf all of the ADSs that you own prior to the Expiration Time, and check the box captioned “Odd Lots” in the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such ADSs for payment before any proration of the purchase of other tendered ADSs.

4.             The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on September 30, 2025, unless the Company extends or terminates the Offer in accordance with the terms and subject to the conditions of the Offer, subject to applicable law.

5.             Tendering securityholders who are tendering ADSs registered in their name and who are tendering such ADSs directly to Citibank, N.A., the Tender Agent for the Offer (the “Tender Agent”), will not be obligated to pay any brokerage commissions or fees to the Company or, except as set forth in the Offer to Purchase and the Letter of Transmittal, share transfer taxes on the Company’s purchase of ADSs under the Offer.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US WITH AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION TIME. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON SEPTEMBER 30, 2025, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

If you wish to have us tender any or all of your ADSs, please so instruct us by completing, executing, detaching and returning the attached Instruction Form to us. If you authorize us to tender your ADSs, we will tender all such ADSs unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase, the Letter of Transmittal and related materials, and is being made to all record holders of ADSs. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs residing in any jurisdiction in which the making of the Offer or acceptance thereof will not be in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 3, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Purchase and the Letter of Transmittal, the “Offer”) in connection with the offer by Moatable, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), to purchase up to 5,000,000 American Depositary Shares (the “ADSs”) of the Company, each representing 45 Class A ordinary shares, par value $0.001 per share, for purchase by the Company at a price of $3.00 per ADS (the “Purchase Price”) net to the seller in cash, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A., the Company’s ADS depositary, less any applicable withholding taxes, and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of ADSs indicated below, or, if no number is specified, all ADSs you hold for the account of the undersigned, at the price per ADS indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of ADSs To Be Tendered By You For The Account Of The Undersigned:

_______________ ADSs*.

* Unless otherwise indicated, it will be assumed that all ADSs held by us for your account are to be tendered.

ODD LOTS

(See Instruction 10 of the Letter of Transmittal)

As described in Section 1 of the Offer to Purchase, under certain conditions, holders of a total of fewer than 100 ADSs may have their tendered ADSs accepted for payment before any proration of other tendered ADSs. This preference is not available to partial tenders or registered holders or beneficial owners of 100 or more ADSs in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 ADSs. Accordingly, this section is to be completed only if ADSs are being tendered by or on behalf of a person who held or beneficially owned, as of the close of business on the date set forth on the signature page hereto, and who continues to hold or beneficially own, as of the Expiration Time, an aggregate of fewer than 100 ADSs.

By checking the following checkbox, the undersigned hereby represents that the undersigned held or beneficially owned of an aggregate of fewer than 100 ADSs and is tendering all of such ADSs: ☐

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Company’s Board of Directors has authorized the Company to make the Offer. However, none of the Company, any of the members of its Board of Directors, Georgeson LLC, the information agent for the Offer (the “Information Agent”), the Tender Agent, or Needham & Company, LLC, the dealer manager for the Offer (the “Dealer Manager”) makes any recommendation to securityholders as to whether they should tender or refrain from tendering their ADSs. None of the Company, any of the members of its Board of Directors, the Information Agent, the Tender Agent or the Dealer Manager has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your ADSs. Securityholders should carefully evaluate all information in the Offer to Purchase and in the Letter of Transmittal, consult their own financial and tax advisors and make their own decisions about whether to tender or refrain from tendering your ADSs and, if deciding to tender and how many ADSs to tender.

SIGNATURE

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